EXHIBIT 24

SPECIAL POWER OF ATTORNEY AND AFFIRMATION

KNOW ALL MEN BY THESE PRESENTS, that I, the undersigned, hereby make, constitute, and appoint RHONDA PARISH and/or JAMES VITRANO, and/or either of them, with full power of substitution, my true and lawful attorney-in-fact for me and in my name, place and stead, with full power to execute, and to do and perform all and every other act necessary to file with the Securities and Exchange Commission timely reports of stock transactions by the undersigned involving the stock of Ruby Tuesday, Inc.

The rights, powers, and authority granted herein shall commence and be in full force and effect on the date of the execution hereof and thereafter until revoked, in writing, by me.

WITNESS my hand this 5th day of April, 2017.

/s/ James F. Hyatt, II
/s/ James F. Hyatt, II